Exhibit 4.25

Execution Version
ISDA
International Swaps and Derivatives Association, Inc.
SCHEDULE
to the
Master Agreement
dated as of September 6, 2013
between
CITIBANK, N.A.
(“Party A”)
and
ARCOS DORADOS HOLDINGS INC.
(“Party B”)
Part 1. Termination Provisions.
(a)    “Specified Entity” means in relation to Party A for the purpose of:
Section 5(a)(v), Citigroup Global Markets Limited, Citigroup Forex Inc., Citigroup Global Markets Commercial Corp., Citicorp Securities Services, Inc., Citigroup Global Markets Inc., Citibank Europe PLC, Citigroup Financial Products Inc., Citigroup Energy Inc., Citibank Canada, Citigroup Energy Canada ULC, Citibank Japan Ltd., and Citigroup Global Markets Deutschland AG (individually a “Section 5(a)(v) Affiliate”).
Section 5(a)(vi), Not Applicable
Section 5(a)(vii), Not Applicable
Section 5(b)(v), Not Applicable
and in relation to Party B for the purpose of:
Section 5(a)(v), Not Applicable
Section 5(a)(vi), Not Applicable
Section 5(a)(vii), Not Applicable
Section 5(b)(v), Not Applicable
(b)    “Specified Transaction” will have the meaning specified in Section 14. For purposes of clause (c) of such definition, Specified Transaction includes any securities lending agreement, securities options, margin loans, short sales, repurchase agreement, reverse repurchase agreement and forward securities contract, any agreement governing the purchase, sale, transfer, exchange or option of a commodity, or any other commodity trading transaction and any other similar transaction now existing or hereafter entered into between Party A (or any Section 5(a)(v) Affiliate) and Party B. For this purpose, “commodity” means any tangible or intangible commodity of any type or description, including without limitation power, natural gas, petroleum (and the products and by-products thereof), emissions allowances, precious metals and coal.

(c)    The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and Party B; subject to the following amendments:
i.    deleting in the seventh line thereof the words “, or becoming capable at such time of being declared,” and
ii.    adding at the end thereof: “provided that, notwithstanding the foregoing, it shall not be an Event of Default with respect to a party (“X”) if (A) the default, or other similar event or conditions or the failure to pay was caused by an error or omission of an administrative or operational nature made by or on behalf of X by any bank, broker-dealer, clearing corporation or other similar financial intermediary holding funds, securities or other property directly or indirectly for account of X; (B) funds were available to enable X to make the relevant payment when due; and (C) such payment or delivery is made within three Local Business Days of following the error or failure being discovered..”
“Specified Indebtedness” will have the meaning specified in Section 14, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.
“Threshold Amount” means in relation to Party A, an amount equal to 3% of the total shareholders’ equity of Party A and, in relation to Party B, USD 40,000,000.
including the U.S. Dollar equivalent on the date of any default, event of default or other similar condition or event of any obligation stated in any other currency.
For purposes of the paragraph above, stockholders’ equity shall be determined by reference to the relevant party’s most recent consolidated (quarterly, in the case of a U.S. incorporated party) balance sheet and shall include, in the case of a U.S. incorporated party, legal capital, paid-in capital, retained earnings and cumulative translation adjustments. Such balance sheet shall be prepared in accordance with accounting principles that are generally accepted in such party’s country of organization.
(d)    The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to Party A and will not apply to Party B; provided that in the event the Indenture (and any refinancing or replacement thereof) matures or terminates for any reason or Section 4.1 of the Indenture ceases, Section 5(a)(v) of this Agreement shall apply to Party B.
(e)    The “Automatic Early Termination” provision of Section 6(a)(iv) will not apply to Party A or to Party B; provided, however, that with respect to a party, where the Event of Default specified in Section 5(a)(vii)(1), (3), (4), (5), (6) or, to the extent analogous thereto, (8) is governed by a system of law which does not permit termination to take place after the occurrence of the relevant Event of Default, then the Automatic Early Termination provisions of Section 6(a) will apply.
(f)    Payments on Early Termination. The parties acknowledge and agree that the Early Termination terms of Section 6 of this Agreement are modified as set forth in Part 7 of this Agreement primarily to apply the Close-Out Amount terms from the 2002 ISDA Master Agreement form in lieu of the Market Quotation terms.
(g)    “Termination Currency” means United States Dollars.
(h)    Additional Termination Event, will apply. Section 5(b) of the Agreement is modified by adding at the end thereof the following subsection (vi):
(vi) Impossibility. Due to the occurrence of a natural or man-made disaster, armed conflict, act of terrorism, riot, labor disruption or any other circumstance beyond its control after the date on which a Transaction is entered into, it becomes impossible (other than as a result of its own misconduct) for such a party:

(1)    to perform any absolute or contingent obligation, to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or
(2)    to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction.
For the purposes of Section 6, both parties shall be Affected Parties. An Impossibility shall be treated as an Illegality for purposes of Section 5(c) of the Agreement. The definition of “Affected Transactions” in Section 14 of the Agreement is hereby amended by inserting “Impossibility,” immediately after “an Illegality,”
(i)    Failure to Pay or Deliver; Section 5(a)(i). The provisions of Section 5(a)(i) of the Agreement are hereby amended to delete on line 3 the word “third” and to insert in lieu thereof the word “second”.
Part 2. Tax Representations.
(a)    Payer Tax Representations. For the purpose of Section 3(e), Party A and Party B will make the following representation:-
It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e)) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.
(b)    Party A Payee Representation. For the purpose of Section 3(f) of this Agreement, Party A makes the following representation:
i.    It is a national banking association organized under the laws of the United States and its U.S. taxpayer identification number is 13-5266470. It is “exempt” within the meaning of Treasury Regulation sections 1.6041 -3(p) and 1.6049-4(c) from information reporting on Form 1099 and backup withholding.
(c)    Party B Payee Representation. For the purpose of Section 3(f) of this Agreement, Party B makes the following representations:
i.    It is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of United States Treasury Regulations) for United States federal income tax purposes; and no portion of any payment received or to be received by it in connection with this Agreement will be effectively connected with the conduct of a trade or business in the United States.
ii.    It is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision and/or the “Other Income” provision (if any) of the Specified Treaty, if any, with respect to any payment described in such provision and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Party A Specified Jurisdiction.

Part 3. Agreement to Deliver Documents.
For the purpose of Sections 4(a)(i) and 4(a)(ii), each party agrees to deliver the following documents, as applicable:-
(a) Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A	A complete and accurate U.S. Internal Revenue Service Form W-9 or any successor form, in a manner reasonably satisfactory to Party B.	(i) Upon becoming a party to this Agreement, (ii) thereafter promptly upon reasonable demand by the other party, and (iii) if such form or document was previously delivered and has become obsolete or incorrect, promptly upon learning that such form or document previously delivered by Party A has become obsolete or incorrect.
Party B	A complete and accurate U.S. Internal Revenue Service Form W-8BEN or any successor form, in a manner reasonably satisfactory to Party A.	(i) Upon becoming a party to this Agreement, (ii) thereafter promptly upon reasonable demand by the other party, and (iii) if such Form was previously delivered and has become obsolete or incorrect, promptly upon learning that such Form previously delivered by Party B has become obsolete or incorrect.

(b)    Other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B	Either (i) a signature booklet containing a secretary’s certificate and resolutions (“authorizing resolutions”) or (ii) other authority documentation, in either case, which (x) authorizes the party to enter into derivatives transactions of the type contemplated by the parties and (y) is reasonably satisfactory in form and substance to the other party.	The earlier of (i) the fifth Local Business Day after the trade date of the first Transaction and (ii) upon execution of this Agreement and as deemed necessary for any further documentation.	Yes
Party A and Party B	Certified copies of documents evidencing each party’s capacity to execute this Agreement, each Confirmation and any Credit Support Document (if applicable) and to perform its obligations hereunder and thereunder.	Upon the execution of this Agreement, and, with respect to a Confirmation, upon the other party’s request.	Yes
Party A and Party B	A copy of the annual report of such party [(in the case of Party A, in respect of its Credit Support Provider)] containing audited consolidated financial statements for each such fiscal year, certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such party is organized.	As soon as practicable after the execution of this Agreement and also within 120 calendar days after the end of each fiscal year while there are any obligations outstanding under this Agreement.	Yes
Party B	A duly executed Credit Support specified in Part Schedule. copy of the Documents 4(f) of this	As soon as practicable after the execution of this Agreement.	No
Party B	A letter from the Process Agent in New York designated pursuant to paragraph (b) of Part 4 of this Schedule in which such Process Agent agrees to act as agent for service of process with respect to this Agreement and each Transaction.	As soon as practicable should Party B ceases to maintain the Process Agent specified in Part 4(b) of this Schedule and a new Process Agent 1s designated.	Yes

Part 4. Miscellaneous
(a)    Addresses for Notices. For the purpose of Section 12(a) of this Agreement:
Addresses for notice or communications to Party A:
With respect to a particular Transaction, all notices or communications to Party A shall be sent to the address or facsimile number indicated in the Confirmation of that Transaction.
Address:    Capital Markets Documentation Unit
388 Greenwich Street, 17th Floor
New York, New York 10013
Attention:    Director of Derivative Operations
Facsimile No.:    212 816 5550
Address for notices or communications to Party B:

Address:    Arcos Dorados Holdings Inc.
C/C Arcos Dorados Argentina S.A.
Roque Saenz Pena 432 - Olivos - Buenos Aires
Argentina - B1636FFB
Attention:    Miguel Sanchez de Bustamante / Maximo Ayerza
Facsimile No.:    (54-11) 4711-2236
Telephone No.:    (54-11) 4711-2000

(b)    Process Agent. For the purpose of Section 13(c) of this Agreement:
Party A appoints as its Process Agent: Not Applicable.
Party B appoints as its Process Agent: National Registered Agents, Inc. with offices currently at 111 Eighth Avenue, New York, NY 10011, Telephone: (888) 579-0286, recordsadmin@nrai.com
(c)    Offices. The provisions of Section 10(a) will apply to this Agreement.
(d)    Multibranch Party. For the purpose of Section 10(b) of this Agreement:
Party A is a Multibranch Party and may enter into a Transaction through any of the following offices: New York, London, Singapore and Sydney.
Party B is not a Multibranch Party.
(e)    Calculation Agent. The Calculation Agent is Party A unless (i) otherwise specified in a Confirmation in relation to the relevant Transaction or (ii) Party A is a Defaulting Party or Affected Party, in which case the Calculation Agent shall be Party B or its agent.
(f)    Credit Support Document. Details of any Credit Support Document:
In relation to Party A: Not Applicable
In relation to Party B: Guarantee of Arcos Dourados Comercio de Alimentos Ltda. (the “Subsidiary Guarantor”).

(g)    Credit Support Provider. Credit Support Provider means:
In relation to Party A: Not Applicable
In relation to Party B: The Subsidiary Guarantor
(h)    Governing Law. This Agreement and all matters arising out of or in any way connected thereto will be governed by and construed in accordance with the laws of the State of New York (without reference to the choice of law doctrine).
(i)    Netting of Payments. Either party may notify the other in writing, not less than one Local Business Day in advance of a Scheduled Payment Date, that with regard to payments due on that date, subparagraph (ii) of Section 2(c) of this Agreement will not apply. Except to the extent that such advance written notice shall have been given, subparagraph (ii) of Section 2(c) will apply. Provided however, that for each of the following groups of Transactions, Party A and Party B hereby elect to net payments of all amounts payable on the same day in the same currency (and through the same Office of Party A) by specifying that Section 2(c)(ii) of the Agreement will not apply with respect to each of the following groups of Transactions:
(i)    FX Transactions entered into by the parties; and
(ii)    Currency Option Transactions entered into by the parties.
The starting date for the election commences upon entering the first Transaction under the Agreement with respect to either of the above groups of Transactions.
(j)    Affiliate. “Affiliate” has the meaning specified in Section 14.
(k)    Additional Representation. For the purpose of Section 3 of this Agreement, each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):
i.    Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.
ii.    Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.
iii.    Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.
iv.    ERISA, Party B alone represents and warrants that the assets that are used, directly or indirectly, in connection with the execution, delivery and performance of this Agreement and the Transactions entered into pursuant hereto are legally and beneficially owned by it and are not held by it directly or indirectly, under any form of employee benefit or other plan, trust plan, pension plan, individual retirement accounts or other type of similar plans.”
(l)    Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that the recordings may be submitted in evidence in any proceedings.
(m)    Transfer. Each party agrees that the following provisions shall be added before the final sentence of Section 7:
“No transfer shall be recognized unless the transferor party provides the other party to this Agreement with the name and address of the transferee.”
Part 5. Other Provisions.
b.    Waiver of Jury Trial. To the extent permitted by applicable law, each party waives any right it may have to a trial by jury in respect of any Proceedings relating to this Agreement or any Transaction.
c.    Limitation of Liability. No party shall be required to pay or be liable to the other party for any consequential, indirect or punitive damages, opportunity costs or lost profits.
d.    Confirmation Procedures. On or promptly following the Trade Date of a Transaction, Party A will send in writing to Party B by facsimile and email a Confirmation. Party B agrees to respond to such Confirmation within three (3) Local Business Days after receipt of that Confirmation, either by confirming agreement thereto or requesting a correction of any error(s) contained therein. Failure by Party B to respond within such period shall not affect the validity or enforceability of such Transaction.
e.    Scope of Agreement. Notwithstanding anything contained in this Agreement to the contrary, any transaction which may otherwise constitute a “Specified Transaction” for the purposes of this Agreement which has been or will be entered into between the parties shall constitute a “Transaction” which is subject to, governed by and construed in accordance with the terms of this Agreement, unless the Confirmation with respect to a Transaction entered into after the execution of this Agreement expressly provides otherwise.
f.    “Set-off’ shall, for purposes of this Agreement and any Credit Support Document, have the meaning set forth in Section 14 and shall include without limitation the rights in Section 6(f). Section 6 of this Agreement is modified to include the following additional sub-clause (f):
“(f)    Set-off. Any amount (the “Early Termination Amount”) payable to one party (the “Payee”) by the other party (the “Payer”) under Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party will, at the option of the party (“X”) other than the Defaulting Party or Affected Party (and without prior notice to the Defaulting Party or the Affected Party) be reduced by its set-off against any amount(s) (the “Other Agreement Amount”) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer (irrespective of the currency, place of payment or booking office of such obligation) under any other agreement(s) between the Payee and the Payer or instrument(s) or undertaking(s) issued or executed by one party to, or in favor of, the other party (and the Other Agreement Amount(s) will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this Section 6(f).
For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.
If an obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.
Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off otherwise available to a party (whether by operation of law, contract, or otherwise).”
(f)    Foreign Account Tax Compliance Act. The parties agree that the definitions and provisions contained in the ISDA 2012 FATCA Protocol as published by the International Swaps and Derivatives Association, Inc. on August 15, 2012, are incorporated into and apply to the Agreement as set forth in full herein.
(g)    Notification of Right to Segregate Independent Amounts. With respect to funds or other property provided to margin, guarantee or secure obligations under uncleared CFTC-regulated “swaps” (as defined in Commodity Exchange Act section la(47)) entered into on or after December 31, 2012, to the extent mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, Party B has the right to require segregation of such funds (other than variation margin) at an independent third party custodian. This notification is deemed repeated at the time of entry into each uncleared swap transaction with Party A.
Part 6. FX Transactions and Currency Option Transactions
(a)    The provisions of the 1998 FX and Currency Option Definitions as published by ISDA, Emerging Markets Traders Association and The Foreign Exchange Committee (the “FX Definitions”), are hereby incorporated herein in their entirety and shall apply to FX Transactions and Currency Option Transactions entered into by the Offices of the parties specified in Part 4(e) of this Schedule. FX Transactions and Currency Option Transactions are each deemed to be “Transactions” pursuant to the ISDA Master Agreement.
(b)    Confirmations. Any FX Transaction or Currency Option Transaction into which the parties may before the date of this Agreement have entered, or may in the future enter, where the relevant Confirmation on its face does not expressly exclude the application of this Agreement, shall (to the extent not otherwise provided for in this Agreement) be subject to, governed by and construed in accordance with this Agreement (in substitution for any existing terms, if any, whether express or implied). Each such FX Transaction and Currency Option Transaction shall be a Transaction, and the documents and other confirming evidence (including electronic messages on an electronic messaging service) exchanged between the parties confirming such FX Transaction or Currency Option Transaction shall each be a Confirmation (even where not so specified therein), for the purposes of this Agreement.
(c)    Payment Instructions. All payments to be made in respect of FX Transactions and Currency Option Transactions shall be made in accordance with standing payment instructions provided by the parties (or as otherwise specified in a Confirmation).
(d)    Currency Option Transaction Discharge and Termination.
Automatic Discharge and Termination of Offsetting Options. Unless otherwise agreed, any Call or any Put written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against a Call or a Put, respectively, written by the other party, such termination and discharge to occur automatically upon the payment in full of the last Premium payable in respect of such Currency Option Transactions; provided that such termination and discharge may only occur in respect of Currency Option Transactions:

(a)    each being with respect to the same Put Currency and the same Call Currency;
(b)    each having the same Expiration Date and Expiration Time;
(c)    each being of the same style, i.e. either both being American Style Options or both being European Style Options;
(d)    each having the same Strike Price;
(e)    neither of which shall have been exercised by delivery of a Notice of Exercise;
(f)    each of which has been entered into by the same pair of Offices of the parties; and
(g)    each having the same procedures for exercise;
and, upon occurrence of such termination and discharge, neither party shall have any further obligation to the other party in respect of the relevant Currency Option Transactions or, as the case may be, parts thereof so terminated and discharged. In the case of a partial termination and discharge (i.e. where the relevant Currency Option Transactions are for different amounts of the Currency Pair), the remaining portion of the Currency Option Transaction which is partially discharged and terminated shall continue to be a Currency Option Transaction for all purposes of this Agreement. This provision shall apply notwithstanding that either party (i) may fail to send out a Confirmation in respect of any such discharge and termination, or (ii) may fail to make changes in any of its books as a result of any such discharge and termination.
Part 7. Close-out Amount Amendments.
(i)    Amendment to Section 6(d) (Calculations). The terms of Section 6(d)(i) of this Agreement are amended in their entirety as follows:
“(d)    Calculations; Payment Date.
(i)    Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including any quotations, market data or information from internal sources used in making such calculations), (2) specifying (except where there are two Affected Parties) any Early Termination Amount payable and (3) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation or market data obtained in determining a Close-out Amount, the records of the party obtaining such quotation or market data will be conclusive evidence of the existence and accuracy of such quotation or market data.”
(ii)    Amendment to Section 6(e) (Payments on Early Termination). The terms of Section 6(e) of this Agreement are amended in their entirety as follows:
“(e)    Payments on Early Termination. If an Early Termination Date occurs, the amount, if any, payable in respect of that Early Termination Date (the “Early Termination Amount”) will be determined pursuant to this Section 6(e) and will be subject to any Set-off.
(i)    Events of Default. If the Early Termination Date results from an Event of Default, the Early Termination Amount will be an amount equal to (1) the sum of (A) the Termination Currency Equivalent of the Close-out Amount or Close-out Amounts (whether positive or negative) determined by the Non-defaulting Party for each Terminated Transaction or group of Terminated Transactions, as the case may be, and (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (2) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If the Early Termination Amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of the Early Termination Amount to the Defaulting Party.
(ii)    Termination Events. If the Early Termination Date results from a Termination Event:—
(1)    One Affected Party. If there is one Affected Party, the Early Termination Amount will be determined in accordance with Section 6(e)(i), except that references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and to the Non-affected Party, respectively.
(2)    Two Affected Parties. If there are two Affected Parties, each party will determine an amount equal to the Termination Currency Equivalent of the sum of the Close-out Amount or Close-out Amounts (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions, as the case may be, and the Early Termination Amount will be an amount equal to (A) the sum of (I) one-half of the difference between the higher amount so determined (by party “X”) and the lower amount so determined (by party “Y”) and (II) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to Y. If the Early Termination Amount is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of the Early Termination Amount to Y.
(iii)    Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because Automatic Early Termination applies in respect of a party, the Early Termination Amount will be subject to such adjustments as are appropriate and permitted by applicable law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).
(iv)    Pre-Estimate. The parties agree that an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks, and, except as otherwise provided in this Agreement, neither party will be entitled to recover any additional damages as a consequence of the termination of the Terminated Transactions.”
(iii)    Termination Currency Equivalent. The term “Termination Currency Equivalent” in Section 14 of this Agreement is hereby amended by replacing “Market Quotation or Loss (as the case may be)” with “Close-out Amount”.
(iv)    Definitions. The following terms are added to Section 14 of this Agreement in the appropriate alphabetical position:
“ “Close-out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of the Determining Party that are or would be realized under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for the Determining Party the economic equivalent of, (a) the material terms of that Terminated Transaction or group of Terminated Transactions, including the payments and deliveries by the parties under Section 2(a)(i) in respect of that Terminated Transaction or group of Terminated Transactions that would, but tor the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent in

Section 2(a)(iii)) and (b) the option rights of the parties in respect of that Terminated Transaction or group of Terminated Transactions.
Any Close-out Amount will be determined by the Determining Party (or its agent), which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result. The Determining Party may determine a Close-out Amount for any group of Terminated Transactions or any individual Terminated Transaction but, in the aggregate, for not less than all Terminated Transactions. Each Close-out Amount will be determined as of the Early Termination Date or, if that would not be commercially reasonable, as of the date or dates following the Early Termination Date as would be commercially reasonable.
Unpaid Amounts in respect of a Terminated Transaction or group of Terminated Transactions and legal fees and out-of-pocket expenses referred to in Section 11 are to be excluded in all determinations of Close-out Amounts.
In determining a Close-out Amount, the Determining Party may consider any relevant information, including, without limitation, one or more of the following types of information:—
(i)    quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Determining Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Determining Party and the third party providing the quotation;
(ii)    information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data In the relevant market; or
(iii)    information of the types described in clause (i) or (ii) above from internal sources (including any of the Determining Party’s Affiliates) if that information is of the same type used by the Determining Party in the regular course of its business for the valuation of similar transactions.
The Determining Party will consider, taking into account the standards and procedures described in this definition, quotations pursuant to clause (i) above or relevant market data pursuant to clause (ii) above unless the Determining Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards. When considering information described in clause (i), (ii) or (iii) above, the Determining Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilized. Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.
Without duplication of amounts calculated based on information described in clause (i), (ii) or (iii) above, or other relevant information, and when it is commercially reasonable to do so, the Determining Party may in addition consider in calculating a Close-out Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to a Terminated Transaction or group of Terminated Transactions (or any gain resulting from any of them).

Commercially reasonable procedures used in determining a Close-out Amount may include the following:—
(1)    application to relevant market data from third parties pursuant to clause (ii) above or information from internal sources pursuant to clause (iii) above of pricing or other valuation models that are, at the time of the determination of the Close-out Amount, used by the Determining Party in the regular course of its business in pricing or valuing transactions between the Determining Party and unrelated third parties that are similar to the Terminated Transaction or group of Terminated Transactions; and
(2)    application of different valuation methods to Terminated Transactions or groups of Terminated Transactions depending on the type, complexity, size or number of the Terminated Transactions or group of Terminated Transactions.”
“ “Determining Party” means the party determining a Close-out Amount.”
“ “Early Termination Amount” has the meaning specified in Section 6(e).”
“ “Non-affected Party” means, so long as there is only One Affected Party, the other party.”
(v)    Deletion of Terms. The following terms in Section 14 of this Agreement are deleted in their entirety: “Loss”, “Market Quotation”, “Reference Market-makers” and “Settlement Amount”.

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized representative(s) as of the date hereof.

CITIBANK, N.A.		ARCOS DORADOS HOLDINGS INC.
(Name of Party)		(Name of Party)
By:	/s/ Linda Cook	By:	/s/ Miguel Sanchez de Bustamante
	Name: Linda Cook		Name: Miguel Sanchez de Bustamante
	Title: Vice President Citibank, N.A.		Title: Attorney-in-fact